Exhibit 99.1

Assurant Announces Sale of Employee Benefits Business

and Enhances Capital Management Program

•	Sale of employee benefits business aligns with strategy to sharpen focus on housing and lifestyle protection products and services

•	Company builds on longstanding track record of returning capital to shareholders

•	Increases fourth quarter 2015 common stock dividend by 67 percent to $0.50 per share

•	Authorizes new $750 million share repurchase program, bringing the total authorization to more than $1 billion

NEW YORK, Sept. 9, 2015—Assurant, Inc. (NYSE:AIZ) today announced it has entered into a definitive agreement to sell its employee benefits business for $940 million to Sun Life Assurance Company of Canada, the wholly-owned subsidiary of Sun Life Financial Inc. (TSX: SLF) (NYSE: SLF). Assurant also announced that it will enhance its capital management plan and return additional capital to shareholders as its Board of Directors approved an increase in the quarterly dividend and authorized a new share repurchase program.

“Assurant continues to execute our plan to strengthen our market-leading positions in the housing and lifestyle sectors, accelerate profitable growth and generate sustainable outperformance,” said Alan B. Colberg, president and CEO of Assurant.

“The employee benefits business is well-positioned to succeed as a valuable asset to Sun Life Financial as they strengthen their position as a leader in group insurance and voluntary benefits in the United States. We will work closely with the Sun Life team to ensure a smooth and orderly transition for our brokers, customers and employees,” he added. “Combined with the strong cash generation of our core businesses and other sources of deployable capital, the proceeds from this transaction strengthen our capacity to significantly increase our dividend, boost our share buyback program and further invest in profitable growth opportunities in housing and lifestyle.”

Employee Benefits Business Sale

The sale of Assurant Employee Benefits to Sun Life Financial is structured as a combination of reinsurance agreements and sale of certain legal entities and assets. Subject to regulatory approvals and customary closing conditions, the transaction is expected to close by the end of first quarter 2016 and result in approximately $1 billion of net proceeds inclusive of capital releases.

Serving more than 30,000 small and mid-sized employers, Assurant Employee Benefits offers a robust product suite of voluntary and employer-paid products including dental, long-term and short-term disability and life insurance. Headquartered in Kansas City, Missouri, the business has approximately 1,700 employees in offices located across the United States. These employees are expected to be offered positions with Sun Life Financial.

“Assurant Employee Benefits’ success has been driven by their talented employees, and we look forward to welcoming them to the Sun Life team,” said Dan Fishbein, president of Sun Life Financial U.S. “This transaction will allow us to grow profitably and bring value to our customers, partners, distributors, employees and the communities we serve.”

Assurant Employee Benefits will continue to provide exceptional customer service, sell policies and meet all claims, benefits and broker commission responsibilities throughout the transition period.

Barclays Capital served as financial advisor and Willkie Farr & Gallagher LLP as legal advisor to Assurant.

Capital Management Strategy

Assurant also announced actions to return additional capital to shareholders. In support of the strategy, Assurant’s Board of Directors declared a fourth quarter 2015 dividend of $0.50 per share of common stock and authorized the repurchase of up to an additional $750 million of its common stock. The dividend represents a 67 percent increase above the prior quarter’s dividend and the additional authorization brings the total share repurchase authorization to more than $1 billion.

“The expansion of our capital management program demonstrates our confidence in Assurant’s ability to generate significant, sustainable cash flow and our commitment to deliver consistent and attractive returns to shareholders,” said Colberg. “Our financial strength also provides us with the flexibility to invest deployable capital both organically and through targeted acquisitions in specialty protection offerings in the housing and lifestyle markets to build a stronger foundation for long-term growth.”

Sources of deployable capital include the ongoing free cash flow generated from the business segments, anticipated net proceeds from the sale of Assurant Employee Benefits and expected capital releases from Assurant Employee Benefits and from the runoff operations of Assurant Health.

Dividend Increase

The dividend increase is the thirteenth increase since the Company’s initial public offering in 2004, and will be payable on Dec. 14, 2015 to stockholders of record as of the close of business on Nov. 30, 2015.

Dividend declarations and dividend amounts are at the discretion of the Assurant Board of Directors and are based on the Company’s earnings, financial condition, cash requirements, future prospects and other factors.

Share Repurchase Authorization

The share repurchase authorization approved today is in addition to the existing remaining authorization of approximately $276 million. The timing of repurchases will be subject to market conditions, deployable capital, applicable legal requirements and other factors.

Since the inception of the Company’s first share repurchase program on Aug. 2, 2004, through Sept. 8, 2015, Assurant has repurchased approximately 58 percent of its common shares outstanding or a total of 82.6 million shares for $3.5 billion.

Forward-Looking Statements

Some of the statements included in this news release, particularly those anticipating capital releases, cash flows and continuing consistent returns to shareholders and other deployment of capital, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this news release as a result of new information or future events or developments. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2014 Annual Report on Form 10-K and 2015 First and Second Quarter Forms 10-Q, as filed with the SEC.

About Assurant

A global provider of specialty protection products and related services, Assurant (NYSE: AIZ) safeguards clients and consumers against risk. A Fortune 500 company, Assurant partners with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services includes: mobile device protection products and services; debt protection administration; credit-related insurance; warranties and extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation and valuation services; flood insurance; renters insurance and related products; manufactured housing homeowners insurance; group dental insurance; group disability insurance; and group life insurance.

With approximately $30 billion in assets and $8 billion in annual revenue, Assurant operates through three business segments: Assurant Solutions, Assurant Specialty Property and Assurant Employee Benefits. Through the Assurant Foundation, established more than 30 years ago, the company and its employees are dedicated to supporting and partnering with organizations that improve communities. www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Assistant Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com